EXHIBIT 4.1

                      [NATIONAL BANK OF CANADA LETTERHEAD]

September 21, 2000

Pure Technologies Ltd.
1050, 340 - 12 Avenue SW
Calgary, Alberta T2R 1L5

Attn:  Jennifer Stubbs, Chief Financial Officer


Dear Madam:

RE:  OFFER OF FINANCING
--------------------------------------------------------------------------------

The National Bank of Canada is pleased to advise that we agree to make available the following credit facilities, subject to the terms and conditions described herein.

This Offer of Financing supersedes any and all previous letters.


BORROWER:                PURE TECHNOLOGIES LTD.
                         (hereinafter called the "Borrower").

BANK:                    NATIONAL BANK OF CANADA
                         (hereinafter called the "Bank").

GUARANTOR:               PURE TECHNOLOGIES U.S. INC.
                         (hereinafter called the "Guarantor").


FACILITY A:              DEMAND OPERATING CREDIT

Amount:                  $750,000.00 Canadian or US Equivalent.

Tenor:                   On demand.

Purpose:                 Revolving for operating purposes.

Borrowing Options:       Demand Loan in $25,000.00 multiples as evidenced by
                         Acknowledgement of Debt Revolving Demand Credit.

                      [NATIONAL BANK OF CANADA LETTERHEAD]

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PURE TECHNOLOGIES LTD.                                                    PAGE 2
RE: OFFER OF FINANCING                                        SEPTEMBER 21, 2000
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Interest Rate:             The  Bank's  Prime Rate as  established  from time to
                           time plus one percent per annum (P + 1.00% p.a.) or US Base Rate plus one percent per annum (US Base +1.00% p.a.). Interest shall be calculated daily and paid monthly in arrears on the 26th day (or such other day designated by the Bank) of each month, or if such a day is not a business day, on the next business day by way of automatic debit to the Borrower's account.

                           National Bank Prime Rate -- For purposes hereof, the "National Bank Prime Rate" is the floating annual rate of interest established from time to time by the Bank as the base rate. It is used to determine the rates of interest on Canadian Dollar loans made in Canada and designated by it as its Prime Rate. The rates of interest payable herein will be and become adjusted if and so often as the National Bank Prime Rate shall change. Interest at the stated rates will be payable both before and after demand default and judgement and interest on overdue interest shall be calculated daily at the same rate, compounded in arrears monthly and payable on demand.

                           U.S. Base Rate Advances -- The Bank's U.S. Base Rate, is calculated from time to time by the Bank, and is the rate it will use to determine interest on U.S. Dollar loans to customers resident in Canada and designated as the Bank's U.S. Base Rate. Interest is based on a 365 day year, and is payable monthly in arrears on the 26th day of each month.

                           The National Bank of Canada's U.S. Base Rate as of today's date is 9.00%.

                           The National Bank of Canada's Prime Rate as of today's date is 7.50%.

Repayment:                 Unless  demanded,   interest  only  paid  monthly  in
                           arrears.

Margin: The availability of Facility "A" shall be limited at all times by the lesser of:

                           1.       $750,000.00

                                         OR

                           2. 75% of good quality Canadian accounts receivable under 90 days less inter-company/employee advances holdbacks, contra accounts, doubtful accounts, disputed accounts, and right of offset.

                                         PLUS


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PURE TECHNOLOGIES LTD.                                                    PAGE 3
RE: OFFER OF FINANCING                                        SEPTEMBER 21, 2000
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                           3.       90%   of   good    quality    Canadian   and
                                    International  accounts  receivable under 90
                                    days that are  insured  through  the  Export
                                    Development  Corporation  as required by the
                                    Bank less  inter-company/employee  advances,
                                    holdbacks,    contra   accounts,    doubtful
                                    accounts disputed accounts and rights of offset

                                         PLUS

                                    60% of good quality U.S. accounts receivable of the Borrower and its U.S. subsidiary Pure Technologies U.S. Inc. under 90 days less intercompany/employee advances, holdbacks, contra accounts, doubtful accounts, disputed accounts, and right of offset.

                                         LESS

                                    Prior claims being receiver general, EI, CPP, WCB, employees wages, vacation pay, rent and GST payable.

SUBLIMIT OF
FACILITY A:                LETTERS OF CREDIT/LETTERS OF GUARANTEE

                           To a maximum of $750,000.00.

                           1. Letters of Credit 1.50% per annum based on the face amount for one year (minimum $100) and pro-rated for any lesser period of time with any portion of 31 days considered a complete month.

                           2. Letters of Guarantee 1.50% per annum based on the face amount for one year (minimum $100) and pro-rated for any lesser period of time with any portion of 31 days considered a complete month.

                           Letters of Credit/Guarantee cannot be issued for a longer period than a one-year term.

FACILITY B:                MASTERCARD BUSINESS EXPENSE CARDS

Amount:                    $200,000.00 Canadian or Canadian Equivalent.
                           (Increased from $150,000.00).

Tenor:                     On demand.

Purpose: To facilitate travel, entertainment and supplier expenses for company officers and/or employees.


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PURE TECHNOLOGIES LTD.                                                    PAGE 4
RE: OFFER OF FINANCING                                        SEPTEMBER 21, 2000
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Interest Rate:             As per MasterCard's  schedule of rates as established
                           from time to time.

Repayment:                 Payable in full, monthly.

MAXIMUM RATE
OF RETURN:                 If the  interest  charged  or  chargeable  under this
                           Offer Letter, on the credit advanced pursuant to this Offer Letter or pursuant to any security granted under this Offer Letter, except for this section, constitute an illegal rate of interest, then the interest charged or chargeable on the credit so advanced or secured shall be reduced such that the total interest charged or chargeable under this Offer
                           Letter on the credit advanced  pursuant to this Offer
                           Letter or pursuant to any security granted under this Offer Letter shall be that rate of interest.

                           that is one percent per annum less than the minimum rate which would be an illegal rate of interest, calculated in accordance with generally accepted actuarial practices and principles. Such reduction shall be effected by reducing, or refunding to the Borrower, such of those charges and expenses (or a combination thereof) constituting "interest" (as such term is defined or determined by the statute establishing or defining illegal rates of interest) payable hereunder as may be designated by the Lender.

FEES:                      1.       A renewal fee of  $1,875.00  has been earned
                                    in conjunction with the provision of the Offer of Financing and is payable upon acceptance thereof.

                           2.       Annual  Renewal Fee and/or  Amending  Credit
                                    Terms fee shall not exceed one-half of one percent per annum.

                           3. A standby fee one-eighth of one percent per annum (1/8 of 1.00% p.a.) of the undrawn amount of Facility A shall be collected monthly.

                           4. A LOAN administration fee of $150.00 shall be collected monthly.

                           5.       Late Fees:

                                    1)       Monthly reporting $50.00 per week;

                                    2)       Annual Reporting $100.00 per month.

                           6. Operating excesses are not condoned by the Bank; however, it should be noted that the Bank may, but is not obligated to, cover said shortfalls. If an excess arises and the Bank decides to accommodate said shortfall, there will be a 1.00% fee levied (minimum $100.00) for each occurrence.


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PURE TECHNOLOGIES LTD.                                                    PAGE 5
RE: OFFER OF FINANCING                                        SEPTEMBER 21, 2000
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CURRENT ACCOUNT/
ADMINISTRATIVE
CONDITIONS:                1.       Regular Bank service  charges shall apply in
                                    the day-to-day operations of the Borrower's account.

                           2. Interest will be paid monthly on daily average balance subject to the following:

                                    CANADIAN ACCOUNT #0097824.
                                    o       Prime rate minus 2.00% for balances
                                            under $1,000,000.00.
                                    o       Prime rate minus 1.75% for balances
                                            over $1,000,000.00 to $2,500,000.00.
                                    o       Prime minus 1.50% for balances over
                                            $2,500,000.00.

                                    U.S. ACCOUNT #0033567.
                                    o       U.S. base rate minus 3.00%.

SECURITY:                  Unless otherwise outlined, all National Bank Security
                           shall be registered in first position.

                           All security currently held or to be taken by the Bank (the "Security") shall be held in support of all indebtedness of the Borrower to the Bank. The Credit Facilities, the interest thereon and all other amounts payable in respect of the Credit Facilities will be secured, inter alla, by the following:

                           1. General Assignment of Book Debts registered in all Provinces that the Borrower does business. (held).

                           2. A General Security Agreement in a form satisfactory to the Bank's solicitors,
                                    charging  all  present  and   after-acquired
                                    property of the Borrower (held).

                           3. A General Security Agreement in a form satisfactory to the Bank's solicitors,
                                    charging  all  present  and   after-acquired
                                    property  of  Pure  Technologies  U.S.  Inc.
                                    (held).

                           4.       An    unlimited    Guarantee    from    Pure
                                    Technologies U.S. Inc. held in support of all facilities (held).

                           5. Assignment of Export Development Corporation Insurance for Canadian and foreign accounts receivable as required by the Bank (held).

                           6. Acknowledgement of Debt, Revolving Demand Credit executed by the Borrower in a form satisfactory to the Bank as evidence of the indebtedness of the Borrower to the Bank
                                    (held).

                           7.       Assignment    of    Insurance    from   Pure
                                    Technologies Ltd. (held)


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PURE TECHNOLOGIES LTD.                                                    PAGE 6
RE: OFFER OF FINANCING                                        SEPTEMBER 21, 2000
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                           If  we  or  our  solicitors  determine,   during  the
                           finalization  of  our  security  package  or  in  the
                           ordinary   course  of   business,   that  altered  or
                           additional security is required, the Borrower will provide it upon the Bank's request.

                           Where a contradiction exists between the security granted hereunder and this Offer of Financing, this Offer of Financing will be the operative document.

COSTS: All fees and out-of-pocket expenses of the Bank in respect of the operation, renewal and monitoring of this Agreement, including all legal fees (unless disputed), inspection, appraisal of security and the Bank's costs of complying with any notice provisions of the Personal Property Security Act, if required, will be automatically debited to the Borrower's account.

INCREASED COSTS:           Notwithstanding  anything contained in this letter to
                           the contrary, in the event that:

                           (i) changes to any existing law or regulation or the introduction of any new law or regulation, or taxes other than income taxes, including, without limitation, a sales tax on loan transactions, or in the interpretation or administration thereof; or

                           (ii) compliance by the Bank with any request from or requirement of any central bank or other fiscal or monetary authority having jurisdiction over Canadian banks generally (whether or not such request or requirement has the force of law);

                                    cause the Bank to:

                           1. incur any cost as a result of having entered into and/or performed its obligations hereunder and/or as a result of obligations or options remaining outstanding hereunder including, without limitation, any reserve or special deposit requirement or any payment on or calculated by reference to the amount of the facility hereunder; and

                           2. suffer a reduction in the rate of return on that part of its overall capital (not due to the rates of tax payable on their overall profits or net income) as a result of a requirement to attribute or allocate capital to the facility provided hereunder in respect of that part of such facility which is for the time being undrawn as a result of a change in the manner in which the Bank is required to allocate resources to its obligations hereunder.

                           Then the Bank reserves the right to increase the charges for the facility and/or facility options provided hereunder by the amount of


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PURE TECHNOLOGIES LTD.                                                    PAGE 7
RE: OFFER OF FINANCING                                        SEPTEMBER 21, 2000
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                           such  additional  cost or liability as  determined by
                           the  Bank  and  the  Borrower  agrees  that  it  will
                           forthwith   on  demand   pay  to  the  Bank   amounts
                           sufficient to reimburse the Bank against such costs or liabilities.

BANK OF CANADA
RESTRICTIONS:              The  availability  of this  facility  is at all times
                           subject to the necessity of compliance by the Bank in such manner as we think fit, with any and all restrictions, rules and regulations of the Bank of Canada or any other applicable regulatory authority from time to time in force.

COVENANTS:                 During the term of this agreement, the Borrower shall
                           maintain and observe the following:

                           1. The Borrower shall not exceed a consolidated Debt/Equity ratio, of 1.00:1. This test shall be quarterly and at the Borrower's fiscal year-end. Debt is defined as all current and long-term liability of the Borrower excluding postponed shareholder loans and deferred taxes. Equity is defined as capital stock, retained earnings and postponed shareholder loans less investments/advances to affiliates and subsidiaries less Intangible or other Assets as defined by the Bank. The Debt/Equity ratio is calculated by dividing Equity into Debt.

                           2. The Borrower will maintain a minimum consolidated working capital ratio of 1.50:1 at all times. This test shall be quarterly and at the Borrower's fiscal year-end. Current assets include cash, accounts receivable, inventory, and prepaids. Current liabilities include bank operating loans, overdrafts, accounts payable, accrued liabilities, and current portion of long-term debt. The working capital ratio is calculated by dividing current liabilities into current assets.

                           3. The Borrower will maintain a minimum consolidated equity position of at least $2,000,000.00. This test shall be quarterly and at the Borrower's fiscal year end. Equity is defined in covenant #1 above.

                           4. The Bank's prior consent is required before declaring bonuses in excess of $30,000.00 or dividends to shareholders and/or officers of the Company.

                           5. Investment in affiliates and/or subsidiaries is limited to $1,500,000.00 and higher amounts will not be permitted without the Bank's prior consent.

REPORTING
REQUIREMENTS:              During the term of this agreement, the Borrower shall
                           provide the following:


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PURE TECHNOLOGIES LTD.                                                    PAGE 8
RE: OFFER OF FINANCING                                        SEPTEMBER 21, 2000
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                           1.       Aged  list  of  receivables  to be  provided
                                    within 30 days of the preceding month and executed by a shareholder or officer of the Company.

                           2. Aged list of payables to be provided within 30 days of the preceding month breaking down trade payables and accruals and executed by a shareholder or officer of the Company.

                           3. Provision of a monthly Borrowing Base Certificate which outlines loan availability as defined by the margin formula, along with Bank covenant requirements; to be provided monthly within 30 days of the preceding month and executed by a shareholder or officer of the Company (Bank form).

                           4. In-house income statement and balance sheet to be provided within 45 days of the preceding quarter and executed by a shareholder or officer of the Company.

                           5. Audited year-end financial statements of the Borrower to be provided within 120 days of the Borrower's year-end and executed by a shareholder or officer of the Company

                           6. Annual financial projections within 90 days of fiscal year-end to include:

                                    a)       Income Statement.
                                    b)       Cash Flow Statement.
                                    c)       Balance Sheet.

TERMS AND
CONDITIONS:                1.       The Bank  reserves  the right to revise  the
                                    conditions  described  herein  upon  30 days
                                    written  notice,  if and when  any  changes,
                                    levies,  assessments  or  other  impositions
                                    whatsoever  are  imposed  by a  governmental
                                    authority   with  respect  to  the  services
                                    offered herein.

                           2. The Bank's advances are granted on a demand basis and are subject to review from time to time and at least annually. The annual review is scheduled for June 30, 2001.

                           3. Any material change in the legal or beneficial ownership of the shares of the Borrower shall not occur without the prior written consent of the Bank, such consent not to be unreasonably withheld.

                           4. The Borrower authorizes the Bank to automatically debit its current account for Bank loan principal and interest payments, unless these amounts are in dispute, all fees as outlined herein and security related legal fees.


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PURE TECHNOLOGIES LTD.                                                    PAGE 9
RE: OFFER OF FINANCING                                        SEPTEMBER 21, 2000
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                           5.       The Borrower agrees to maintain all Domestic
                                    and International  Banking with the National
                                    Bank of Canada. The Borrower's main domestic
                                    Banking  will  be  conducted  at  401  - 8th
                                    Avenue S.W., Calgary, Alberta T2P 1E4.

                           6.       As long as any amount shall be  outstanding,
                                    the  Borrower   shall  not,   without  prior
                                    consent of the Bank:

                                    a)       in the ordinary course of business,
                                             guarantee  or  become  contingently
                                             liable  for  the   obligations   of
                                             another    individual    or    firm
                                             including             shareholders,
                                             subsidiaries, and affiliates of the
                                             present company;

                                    b)       incur  additional  indebtedness  or
                                             encumber  assets  of  the  Borrower
                                             such  that any  other  creditor  or
                                             claims  will rank  ahead of or pari
                                             passu  with  the  interest  of  the
                                             Bank;

                           7. The terms of the Offer of Financing shall not merge or be superseded by the Security referred to herein or any other document but shall continue in full force and effect. Where a contradiction exists between the security granted hereunder and the Offer of Financing, the Offer of Financing, the Offer of Financing will be the operative document.

                           8. The parties hereto shall from time to time execute and deliver all such other and further deeds, documents, instruments and assurances which, in the opinion of the Bank, may be necessary or advisable to carry into force and effect the purpose and intent of the Offer of Financing including the provision and preservation of Security.

                           9. The Borrower shall comply with all applicable laws, regulations and directives including, without limitation, those relating to the environment whether for protection, preservation, clean-up or otherwise and will obtain all necessary permits, business and other authorizations in connection therewith.

                           10. The Borrower hereby agrees to provide to the Bank, written notice of a change in the name or address immediately.

                           11. The Borrower hereby waives the requirement for the Bank to provide copies of Personal Property Security Act ("PPSA") registrations undertaken by the Bank.

                           12.      The   Borrower   will  remit  when  due  all
                                    statutory employee deductions.


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PURE TECHNOLOGIES LTD.                                                   PAGE 10
RE: OFFER OF FINANCING                                        SEPTEMBER 21, 2000
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                           13.      The Borrower  will promptly pay when due all
                                    business, income and other taxes (including goods and services tax) property levied on its operations and property.

                           14. In the event of a material change, which is judged by the Bank to be unfavourable, the Bank may cancel its Offer of Financing and credit facilities.

                           15. The Borrower acknowledges and agrees that the Bank will perform random credit checks and balance verifications on accounts receivable on a periodic basis.

                           16. The Borrower acknowledges and agrees that it is a right of the Bank to have its Internal Consultant perform financial audits at the Borrower's premises during regular business hours upon reasonable notice to the Borrower. The cost of $300.00 per day shall be paid by the Borrower.

                           17. Whereas the Borrower requires the Bank to receive instructions by way of telex or fax machine, the Borrower hereby agrees to be bound by the terms and conditions set by the Bank.

                           18. All legal fees incurred for security preparation, review, registration and renewal, including the Bank's cost of complying with any notice provisions of the PPSA, if required, will be for the account of the Borrower.

                           19. Borrower must provide Bank with a copy of Written Notice and copy of News Release to CDNX confirming any form of borrowings or receipt of funds from non-approved Financial Source as defined by the Canadian Venture Exchange (Policy 5.1) which involves any charge on security interests in its assets or which otherwise constitutes a material charge.

EVENTS OF
DEFAULT: The Bank shall have the discretion to determine the form, terms and conditions of the Security and such Events of Default as it may require. In this respect, the Bank shall have the right to terminate its obligations to make the Credit Facilities available and declare the loans to be forthwith due and payable (and, thereupon, proceed to protect, exercise and enforce its rights and remedies hereunder and under the Security and such other rights and remedies as are provided by law or by equity of statute) if:

                           1. the Borrower fails to pay when due any principal, interest or other amount owing hereunder or under any of the Security Documents or any indebtedness, liability or obligation of the Borrower to the Bank;


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PURE TECHNOLOGIES LTD.                                                   PAGE 11
RE: OFFER OF FINANCING                                        SEPTEMBER 21, 2000
--------------------------------------------------------------------------------

                           2. the Borrower or a Guarantor defaults in the due and prompt performance or observation of any of its covenants or obligations hereunder or under any of the Security Documents;

                           3. any representations or warranty contained in any of the Security Documents or any certificate or opinion delivered hereunder or thereunder, is found to be untrue, inaccurate or otherwise misleading in any particular;

                           4. the validity, enforceability or, where applicable, priority of this Offer of
                                    Financing or any of the Security Documents is prejudiced or endangered;

                           5. an order is made or a resolution is passed for the winding up or amalgamation of the Borrower or a Guarantor;

                           6. the Borrower or a Guarantor becomes insolvent, commits an act of bankruptcy or makes an assignment for the benefit of creditors or a proposal under the Bankruptcy Act or a similar act;

                           7. a custodian, liquidator, receiver, receiver-manager or trustee or any other person with similar powers is appointed for any property of the Borrower or a Guarantor;

                           8. any execution, sequestration, extent or any process of any court becomes enforceable against the Borrower or a Guarantor or a distress or comparable process is levied upon any property of the Borrowers or Guarantor and is outstanding for 30 days;

                           9. the Bank determines that there has been a materially adverse change in the condition, financial or otherwise, of the Borrower or a Guarantor or in the risk of the loans; and

                           10. any other event which constitutes or which with the giving of notice or lapse of time or otherwise would constitute, an event of default under any of the Security documents occurs.

APPLICABLE LAW:            The Laws of the  Province  of Alberta  shall apply in
                           the interpretation of this agreement.

CONFIDENTIALITY:           The contents of this letter are confidential  between
                           the Lender and the Borrower; the parties may not disclose such contents to any unrelated party without prior written approval of the other party.

ADMINISTRATION:            Commercial Banking Centre
                           600, 407 Eighth Avenue, SW
                           Calgary, Alberta T2P 1E5
                           Darryl Elliott, Account Manager
                           Telephone: (403) 294-4973
                           Fax:       (403) 294-4993

PURE TECHNOLOGIES LTD.                                                   PAGE 12
RE: OFFER OF FINANCING                                        SEPTEMBER 21, 2000
--------------------------------------------------------------------------------

BRANCH:                    National Bank of Canada
                           401 Eighth Avenue, SW
                           Calgary, Alberta T2P 1E4
                           Tel: (403) 294-4936
                           Fax: (403) 294-4965

The Borrower may not transfer or assign any of his rights or obligations hereunder nor any portion whatsoever of the proceeds of the loan. Any such transfer or assignment shall be considered null and void by the Bank and shall, at the Bank's option, render the balance then outstanding on the loan immediately due and payable and shall relieve the Bank from the obligation of making any further cash advances hereunder.

Should this Offer of Financing be acceptable, please execute and return one copy along with an executed copy of the Acknowledgement of Debt Revolving Demand Credit to the undersigned prior to September 29, 2000 after which time this Offer of Financing shall, at the Bank's option expire.

We appreciate your allowing the National Bank of Canada the opportunity to fulfil your financing requirements, and we look forward to a continuing mutually rewarding relationship.

Yours truly,

NATIONAL BANK OF CANADA


/s/ Darryl Elliott                    /s/ Daniel T. Hopkins

Darryl Elliott                        Daniel T. Hopkins
Account Manager                       Senior Manager
Commercial Banking Centre             Commercial Banking Centre




ACKNOWLEDGED AND AGREED TO THIS _____ DAY OF _____________, 2000

BORROWER                              GUARANTOR

PURE TECHNOLOGIES LTD.                PURE TECHNOLOGIES U.S. INC.

Per:  /s/ Illegible                   Per: /s/ Illegible
    ---------------------------           ---------------------------
Per:                                  Per:
    ---------------------------           ---------------------------